Exhibit 10.17

***Text Omitted and Filed Separately with
the Securities and Exchange Commission.
Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 230.406.

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT
FOR NCI DIVISION OF CANCER TREATMENT AND DIAGNOSIS
(DCTD) EXTRAMURAL PHS CLINICAL RESEARCH

This Agreement is based on the model Cooperative Research and Development Agreement (“CRADA”) adopted on December 8, 2010 by the U.S. Public Health Service (“PHS”) Technology Transfer Policy Board for use by components of the National Institutes of Health (“NIH”), the Centers for Disease Control and Prevention (“CDC”), and the Food and Drug Administration (“FDA”), which are agencies of the PHS within the Department of Health and Human Services (“HHS”).

This Cover Page identifies the Parties to this CRADA:

The U.S. Department of Health and Human Services, as represented by
National Cancer Institute
an Institute or Center (hereinafter referred to as the “IC”) of the
National Institutes of Health

and

TRACON Pharmaceuticals, Inc.,
hereinafter referred to as the “Collaborator,”
having offices at 8910 University Center Lane, Suite 700,
created and operating under the laws of State of Delaware.

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COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT
FOR EXTRAMURAL-PHS CLINICAL RESEARCH

Article 1.                                   Introduction

This CRADA between IC and Collaborator will be effective when signed by the Parties, which are identified on both the Cover Page and the Signature Page (page 30).  The official contacts for the Parties are identified on the Contacts Information Page (pages 31-32).  Publicly available information regarding this CRADA appears on the Summary Page (page 33).  The research and development activities that will be undertaken by IC, IC’s contractors or grantees, and Collaborator in the course of this CRADA are detailed in the Research Plan, attached as Appendix A.  The staffing, funding, and materials contributions of the Parties are attached as Appendix B.  An example of typical terms for a MTA for the transfer of Investigational Agent from NCI to NCI Extramural Investigators is attached as Appendix C.  For this Agreement, IC means National Cancer Institute (NCI).  Since CTEP and DCTD (defined below) within the NCI are responsible for the Research Plan, IC, NCI, DCTD and CTEP may be used interchangeably in this Agreement when a specific program is responsible for an activity.

Article 2.                                   Definitions

The terms listed in this Article will carry the meanings indicated throughout the CRADA.  To the extent a definition of a term as provided in this Article is inconsistent with a corresponding definition in the applicable sections of either the United States Code (U.S.C.) or the Code of Federal Regulations (C.F.R.), the definition in the U.S.C. or C.F.R. will control.

“Adverse Event” or “AE” means any untoward medical occurrence associated with the use of a drug in humans, whether or not considered drug related, as defined under 21 C.F.R § 312.32.  See also FDA Good Clinical Practice Guideline (International Conference on Harmonisation (ICH) E6:  “Good Clinical Practice:  Consolidated Guidance, 62 Federal Register 25, 691 (1997)).

“Affiliate” means any corporation or other business entity controlled by, controlling, or under common control with Collaborator at any time during the term of the CRADA.  For this purpose, “control” means direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock or at least fifty percent (50%) interest in the income of the corporation or other business entity.

“Annual Report” means the report of progress of an IND-associated investigation that the Sponsor must submit to the FDA within sixty (60) days of the anniversary of the effective date of the IND (pursuant to 21 C.F.R. § 312.33).

“Background Invention” means an Invention conceived and first actually reduced to practice before the Effective Date.

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“Biomarker” means a biological marker that can be used to guide therapeutic administration of a drug including but not limited to:  (i) to predict whether or not a patient is likely to be sensitive or resistant to treatment with a certain therapeutic agent; or (ii) to guide any aspect of clinical practice (e.g. dosing, safety, efficacy and response).

“Clinical Investigator” means, in accordance with 21 C.F.R. § 312.3, an individual who actually conducts a clinical investigation, that is, who directs the administration or dispensation of. Investigational Agent to a subject, and who assumes responsibility for studying Human Subjects, for recording and ensuring the integrity of research data, and for protecting the welfare and safety of Human Subjects.

“Clinical Research Site(s)” means the site(s) at which the Protocol(s) described in the Research Plan will be performed.

“Collaborator Materials” means all tangible materials not first produced in the performance of this CRADA that are owned or controlled by Collaborator and used in the performance of the Research Plan.  The term “Collaborator Materials” does not include “Investigational Agent” (defined below).

“Confidential Information” means confidential scientific, business, financial information, or Identifiable Private Information provided that Confidential Information  does not include:

(a)                               information that is publicly known or that is available from public sources;

(b)                              information that has been made available by its owner to others without a confidentiality obligation;

(c)                               information that is already known by the receiving Party, or information that is independently created or compiled by the receiving Party without reference to or use of the provided information; or

(d)                              information that relates to potential hazards or cautionary warnings associated with the production, handling, or use of the Investigational Agent.

“Contract” means a Funding Agreement that is a mechanism that provides that the contractor perform for the benefit of the Government, with an expectation of completion of the stated research goals and the delivery of a report, data, materials or other product.  Generally, Contracts are administered under the Federal Acquisition Regulations (FAR) codified at Title 48 C.F.R., Chapter 1 or the Health Services Acquisition Regulations (HSAR) codified at Title 48 C.F.R., Chapter 3.

“Cooperative Agreement” means a Funding Agreement that is a species of a Grant, whereby the funding Federal agency intends to be substantially involved in carrying out the research program.

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“Cooperative Research and Development Agreement” or “CRADA” means an agreement, entered into pursuant to the Federal Technology Transfer Act of 1986, as amended (15 U.S.C. §§ 3710a et seq.), and Executive Order 12591 of April 10, 1987.

“CRADA Collaborator Principal Investigator(s)” or “CRADA Collaborator PI(s)” means the person(s) who will be responsible for the scientific and technical conduct of the Research Plan on behalf of the CRADA Collaborator.

“CRADA Data” means information developed by or on behalf of the Parties in the performance of the Research Plan, excluding Raw Data.

“CRADA Materials” means all tangible materials first  produced in the performance of the Research Plan other than CRADA Data, Collaborator Materials or Investigational Agent.  CRADA Materials do not include specimens collected from Human Subjects.

“CRADA Subject Invention” means any Invention of either or both Parties, conceived or first actually reduced to practice in the performance of the Research Plan.

“CTA” means Clinical Trial Agreement.

“CTEP” means the Cancer Therapy Evaluation Program, DCTD, NCI, a program within NCI that plans, assesses and coordinates all aspects of clinical trials including extramural clinical research programs, internal resources, treatment methods and effectiveness, and compilation and exchange of data.

“DCTD” means Division of Cancer Treatment and Diagnosis, NCI.

“DCTD Clinical Support Assays” or “DCTD CSA” means assays aimed at enhancing the understanding of the mechanism of action of Investigational Agent and its targets and optimizing DCTD’s clinical development program.  DCTD’s work may include such activities as the development of assays to detect target modulation, biomarker studies, and pharmacodynamic analyses performed in conjunction with the NCI-sponsored clinical studies.  These studies will be performed by DCTD employees and contractors who are obligated to assign any and all intellectual property to PHS.  Although DCTD Clinical Support Assays are non-clinical in nature, for the purpose of this CRADA they are treated separately from Non-Clinical Studies (defined below) as the approval process and oversight for DCTD Clinical Support Assays and Non-Clinical Studies are different.

“Drug Master File” or “DMF” is described in 21 C.F.R. Part 314.420.  A DMF is a submission to the FDA that may be used to provide confidential detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of one or more human drugs.

“Effective Date” means the date of the last signature of the Parties executing this

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Agreement.

“Funding Agreement” means a Contract, Grant, or Cooperative Agreement entered into between a Federal agency and another party for the performance of experimental, developmental or research work funded in whole or in part by the Federal Government.

“Government” means the Government of the United States of America.

“Grant” means a Funding Agreement that is an award of financial assistance that may be provided for support of basic research in a specific field of interest to the funding Federal agency.

“Human Subject” means, in accordance with the definition in 45 C.F.R. § 46.102(f), a living individual about whom an investigator conducting research obtains:

(a)                               data through intervention or interaction with the individual; or

(b)                              Identifiable Private Information.

“IC Materials” means all tangible materials not first produced in the performance of this CRADA that are owned or controlled by IC and used in the performance of the Research Plan.

“Identifiable Private Information” or “IPI” about a Human Subject means private information from which the identity of the subject is or may readily be ascertained.  Regulations defining and governing this information include 45 C.F.R. Part 46 and 21 C.F.R. Part 50.

“IND” means an “Investigational New Drug Application,” filed in accordance with 21 C.F.R. Part 312 under which clinical investigation of an experimental drug or biologic (Investigational Agent) is performed in Human Subjects in the United States or intended to support a United States licensing action.

“Institutional Review Board” or “IRB” means, in accordance with 45 C.F.R. Part 46, 21 C.F.R. part 56, and other applicable regulations, an independent body comprising medical, scientific, and nonscientific members, whose responsibility is to ensure the protection of the rights, safety, and well-being of the Human Subjects involved in a study.

“Invention” means any invention or discovery that is or may be patentable or otherwise protected under Title 35 of the United States Code, or any novel variety of plant which is or may be protectable under the Plant Variety Protection Act, 7 U.S.C. §§ 2321 et seq.

“Investigational Agent” or Investigational New Drug means, in accordance with the definition in 21 C.F.R. § 312.3, a new drug or biological drug that is used in a clinical

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investigation.  For this Agreement, Investigational Agent means TRC102 provided by or on behalf of Collaborator.  For materials provided by the NCI, Investigational Agent shall mean TRC102 provided by NCI for conduct of studies under this CRADA.

“Investigator’s Brochure” means, in accordance with the definition in 21 C.F.R. § 312.23(a)(5), a document containing information about the Investigational Agent, including animal screening, preclinical toxicology, and detailed pharmaceutical data, including a description of possible risks and side effects to be anticipated on the basis of prior experience with the drug or related drugs, and precautions, such as additional monitoring, to be taken as part of the investigational use of the drug.

“MTA” means a Material Transfer Agreement.

“Multi-Party Data” means data from studies sponsored by NCI pursuant to CTAs or CRADAs, where such data are collected under Protocols and Non-Clinical Studies involving combinations of investigational agents supplied from more than one CTA or CRADA collaborator.

“NCI Extramural Investigator” means an investigator who is not an NCI employee and who is supported by NCI Funding Agreements as well as all personnel assisting the investigator in the performance of research under this CRADA.

“NCI Intramural Investigator” means an investigator who is an NCI employee. as well as all personnel assisting the investigator in the performance of research under this CRADA.

“NCI Investigator” includes any of NCI Intramural Investigator, NCI Extramural Investigator, Non-Clinical Investigator or an investigator who conducts the DCTD Clinical Support Assays.

“NIH CRADA Extramural Investigator/Officer(s)” means the extramural staff who are responsible for the conduct and/or management of the CRADA on behalf of the NIH IC.  In the case of this CRADA, the NIH CRADA Extramural Investigator is Dr. Alice Chen and the NIH CRADA Extramural Officer is Dr. Jeffrey Abrams.

“Non-Clinical Investigator” means any individual who conducts, directs, or assumes responsibility for Non-Clinical Studies as well as all personnel assisting the investigator in the performance of research under this CRADA.  Non-Clinical Investigators will include NCI Intramural and Extramural Investigators.

“Non-Clinical Studies” means exploratory in vitro, in vivo, and ex vivo studies using defined biological models including cell lines, xenograft models, circulating tumor cells, normal tissue, blood and any of its components and shall include ancillary correlative studies, proof-of-mechanism and proof-of-principle assays, development of imaging

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techniques, and evaluation of target linkage.  Non-Clinical Studies may include studies using human materials derived from clinical trials (such as primary, metastatic, or circulating tumor cells, normal tissue, blood, and any of its components).  This defined term shall be limited to studies under this CRADA.  Non-Clinical Studies can be performed by Clinical Investigators or Non-Clinical Investigators.  Non-Clinical Studies under this CRADA shall not include DCTD Clinical Support Assays.

“Patent” means any issued United States patent, any international counterpart(s), and any corresponding grant(s) by a non-U.S. government in place of a patent.

“Patent Application” means an application for patent protection for a CRADA Subject Invention with the United States Patent and Trademark Office (“U.S.P.T.O.”) or the corresponding patent-issuing authority of another nation.

“Placebo” means an inactive substance identical in appearance to the material being tested that is used to distinguish between drug action and suggestive effect of the material under study.

“Project Team” means the NCI and Collaborator scientific members who will be assembled for the purpose of discussing the DCTD Clinical Support Assays.  This Project Team will be a collaborative body to approve projects described under “Respective Contributions of the Parties” of Appendix A of this CRADA that outlines the DCTD Clinical Support Assays.

“Protocol” means the clinical investigation in which a drug is administered or dispensed to, or used involving, one or more human subjects.  It describes the objective(s), design, methodology, statistical considerations, and organization of a trial.  For the purposes of this CRADA, the term, Protocol, for clinical research involving Human Subjects, includes any and all associated documents, including informed consent forms, to be provided to Human Subjects and potential participants in the study.

“Protocol Review Committee” (or “PRC”) means the CTEP/DCTD committee that reviews and approves studies involving NCI investigational agents and/or activities supported by NCI.

“Raw Data” means the primary quantitative and empirical data first collected from experiments and clinical trials conducted within the scope of this CRADA.  Raw Data includes case report forms.

“Research Plan” means the statement in Appendix A of the respective commitments of the Parties.  The Research Plan should describe the provisions for sponsoring the IND, clinical and safety monitoring, and data management.

“Sponsor” means, in accordance with the definition in 21 C.F.R. § 312.3, an organization

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or individual who assumes legal responsibility for supervising or overseeing clinical trials with Investigational Agents, and is sometimes referred to as the IND holder.

“Steering Committee” means the team whose composition and responsibilities with regard to the research performed under this CRADA are described in Article 3.12.

“Summary Data” means any extract or summary of the Raw Data, generated either by or, on behalf of, IC or by, or on behalf of, Collaborator.  Summary Data may include extracts or summaries that incorporate IPI.

“Unauthorized Use” means any unauthorized modifications to the Investigational Agent or the conduct of any unauthorized research using the Investigational Agent.

Article 3.                                   Cooperative Research and Development

3.1                            Performance of CRADA Activities.  The activities to be carried out under this CRADA will be performed by the Parties identified on the Cover Page as well as by IC’s contractors or grantees as described in the Research Plan.  However, IC’s contractors or grantees are not Parties to the CRADA, and this CRADA does not grant to Collaborator any rights to Inventions made by IC’s contractors or grantees.  The NIH CRADA Extramural Investigator/Officer(s) and CRADA Collaborator PI(s) will be responsible for coordinating the scientific and technical conduct of this project on behalf of their employers.  Any Collaborator employees who will work at IC facilities will be required to sign a Clinical Collaborator Agreement appropriately modified in view of the terms of this CRADA.

3.2                            Research Plan.  The Parties recognize that the Research Plan describes the collaborative activities they will undertake and that interim research goals set forth in the Research Plan are good faith guidelines.  Should events occur that require modification of these goals, then by mutual agreement the Parties can modify them through an amendment, according to Paragraph 13.6.

3.3                            Use and Disposition of Collaborator Materials and IC Materials.  The Parties agree to use Collaborator Materials and IC Materials only in accordance with the Research Plan and Protocol(s), not to transfer these materials to third parties except in accordance with the Research Plan and Protocol(s) or as approved by the owning or providing Party, and, upon expiration or termination of the CRADA, to dispose of these materials as directed by the owning or providing Party.

3.4                            Third-Party Rights in Collaborator’s CRADA Subject Inventions.  If Collaborator has received (or will receive) support of any kind from a third party in exchange for rights in any of Collaborator’s CRADA Subject Inventions, Collaborator agrees to ensure that its obligations to the third party are both consistent with Articles 6 through 8 and subordinate to Article 7 of this CRADA.

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3.5                            Disclosures to IC.  Prior to execution of this CRADA, Collaborator agrees to disclose to IC all instances in which outstanding royalties are due under a PHS license agreement and in which Collaborator had a PHS license terminated in accordance with 37 C.F.R. § 404.10.  These disclosures will be treated as Confidential Information upon request by Collaborator in accordance with the definition in Article 2 and Paragraphs 8.3 and 8.4.

3.6                            Clinical Investigator Responsibilities.  The Clinical Investigator will be required to submit, or to arrange for submission of, each Protocol associated with this CRADA to all appropriate IRBs, and for ensuring that the IRBs are notified of the role of Collaborator in the research.  In addition to the Protocol all associated documents, including informational documents and advertisements, must be reviewed and approved by the appropriate IRB(s) before starting the research at each Clinical Research Site.  The research will be done in strict accordance with the Protocol(s) and no substantive changes in a finalized Protocol will be made unless mutually agreed upon, in writing, by the Parties.  Research will not commence (or will continue unchanged, if already in progress) until each substantive change to a Protocol, including those required by either the FDA or the IRB, has been integrated in a way acceptable to the Parties, submitted to the FDA (if applicable) and approved by the appropriate IRBs.

3.7                            Investigational New Drug Applications.

3.7.1                DCTD, NCI, as indicated in the Research Plan, will prepare and submit an IND(s) and all Clinical Investigators participating in DCTD-sponsored clinical trials must have completed registration documents on file (1572 forms) with CTEP.

3.7.2                Collaborator agrees to provide DCTD background data and information necessary to support the DCTD IND(s).  Collaborator further agrees to provide a letter of cross-reference to all pertinent regulatory filings including an IND and/or DMF sponsored by Collaborator.  Collaborator’s employees will be reasonably available to respond to inquiries from the FDA regarding information and data contained in the Collaborator’s IND, DMF, other filings, or other information and data provided to DCTD by the Collaborator pursuant to this Article 3.  If DCTD has provided information or data to assist Collaborator in its IND filing, DCTD will provide a letter of cross reference to its IND and respond to inquiries related to information provided by DCTD, as applicable.

3.7.3                If Collaborator supplies Confidential Information to DCTD in support of an IND filed by DCTD, this information will be protected in accordance with the corresponding confidentiality provisions of Article 8.

3.7.4                Collaborator may sponsor its own clinical trials and hold its own IND for studies performed outside the scope of this CRADA.  These studies, however, should not adversely affect the ability to accomplish the goal of the Research

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Plan, for example, by competing for the same study population.  All data from those clinical trials are proprietary to Collaborator for purposes of this CRADA.  Collaborator will permit DCTD to review and use such data for regulatory purposes for DCTD-sponsored clinical trials that are under the CRADA.

3.7.5                In the event that Canadian institutions are participating on DCTD- sponsored clinical trials, Collaborator will need to assist in the submission of the regulatory documents to the Canadian Health Products and Food Branch to allow for such participation.  This may include a letter of cross-reference to an existing Clinical Trials Application or a DMF, including supporting documentation on the production of the Investigational Agent.  The forms and procedures for preparing Canadian Clinical Trials Application are available at http://www.hc-sc.gc.ca/dhp-mps/prodpharma/applic-demande/form/index-eng.php.

3.7.6                In the event that other international Clinical Research Sites are participating on the NCI-sponsored protocols, NCI will provide copies, with Collaborator’s approval, of the Investigational Agent IB and Certificates of Analysis to the international Clinical Research Sites to support the regulatory filings.  Collaborator will assist the international Clinical Research Sites with the submission of other necessary regulatory documents to allow for such participation.  The international Clinical Research Sites will work directly with the Collaborator to obtain the necessary regulatory documents.

3.8                            Investigational Agent Information and Supply.

3.8.1                Collaborator agrees to provide DCTD without charge and on a schedule that will ensure adequate and timely performance of the research, a sufficient quantity of formulated and acceptably labeled, clinical-grade Investigational Agent to complete the two phase 1 clinical trials listed in Appendix A under this CRADA.  DCTD will provide a sufficient quantity of formulated and acceptably labeled, clinical-grade Investigational Agent (and, as required by the Protocol(s), Placebo) to complete any additional clinical trial(s) agreed to and approved under this CRADA.  Investigational Agent should be suitable for shipment to all countries and sites participating in DCTD-sponsored clinical trials.  DCTD does not maintain country-specific Investigational Agent supplies.  Collaborator will provide a Certificate of Analysis to DCTD for each lot of the Investigational Agent provided.  It is understood that DCTD shall take responsibility for and reasonable steps to maintain appropriate records and assure appropriate supply, handling, storage, distribution and usage of these materials in accordance with the terms of this Agreement, the Protocol(s) and any applicable laws and regulations relating thereto.

3.8.2                Collaborator and DCTD agree to supply sufficient inventory to ensure adequate and timely supply of Investigational Agent for mutually agreed upon

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Protocol(s) as per Appendix A.  DCTD will provide updated forecasts of amounts of Investigational Agent anticipated for ongoing and anticipated studies.  Collaborator further agrees to provide draft Investigational Agent labels to the NCI Pharmaceutical Management Branch (PMB) for review and agrees to reasonable labeling revisions to comply with DCTD label guidelines.  NCI NSC (National Service Center) numbers will be required to be on the label of Investigational Agent for all DCTD-sponsored clinical trials.  DCTD will label the Investigation Agent it supplies to comply with DCTD label guidelines.

3.8.3                Collaborator agrees that DCTD or Collaborator will supply Investigational Agent or unformulated analytical grade Investigational Agent or metabolites, if available, to NCI Investigators for the development of mutually agreed upon Non-Clinical Studies such as analytical assays and ancillary correlative studies conducted in conjunction with DCTD-sponsored Protocols.  These studies will be approved by the PRC and conducted according to mutually approved clinical Protocols.

3.8.4                Collaborator agrees that DCTD or Collaborator will provide Investigational Agent to NCI Investigators for mutually agreeable Non-Clinical Studies designed to enhance the basic understanding and development of Investigational Agent.  These will include non-clinical studies including the NCI’s Pediatric Preclinical Testing Program (PPTP) designed to support clinical trials in pediatric patients; non-clinical combination studies to provide data in support of a clinical trial and other pertinent requests.  Each study will be proposed by the NCI Investigator and will be approved by both the NCI and Collaborator.  All NCI Extramural Investigators will sign MTAs substantially in the form attached hereto as Appendix C that acknowledge the proprietary nature of the Investigational Agent to Collaborator and include intellectual property and publication provisions.

3.8.5                Collaborator agrees that DCTD may conduct DCTD Clinical Support Assays using Investigational Agent aimed at enhancing the understanding of the mechanism of action of Investigational Agent and its targets and optimizing its clinical development program.

3.8.6                Collaborator agrees to provide to the PMB the Investigator’s Brochure (IB) for Investigational Agent and all subsequent revisions/editions.  In addition to being filed to the CTEP IND, the IB will be on file in the PMB and will be distributed to all investigators participating on a clinical trial using the Investigational Agent.  Distribution will be accompanied by a statement about the confidentiality of the document and it is anticipated that distribution will be electronic.  All electronic distribution will be done using Adobe Acrobat PDF. Any IB received by the PMB that is not in this format will be converted before distribution.  Hard copy IBs should be sent to IB Coordinator, Pharmaceutical

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Management Branch, contact is identified on the Contacts Information Page.  Electronic versions should be emailed to the IB Coordinator at IBCoordinator@mail.nih.gov.

3.9                            Investigational Agent Delivery and Usage.  Collaborator will ship the Investigational Agent to NCI or its designee in containers marked in accordance with 21 C.F.R. § 312.6.  NCI agrees that the Clinical Investigators will keep appropriate records and take reasonable steps to ensure that the Investigational Agent is used in accordance with the Protocol(s) and applicable FDA regulations.  In addition, NCI agrees that the Investigational Agent (and all Confidential Information supplied by Collaborator relating to the Investigational Agent) will be used solely for the conduct of the CRADA Research Plan.  Furthermore, NCI agrees that no analysis or modification of the Investigational Agent will be performed without Collaborator’s prior written consent. At the completion of the Research Plan, any unused quantity of Investigational Agent will be returned to DCTD or Collaborator or disposed as directed by Collaborator or DCTD, at Collaborator’s expense if returned.  The contact persons for PMB and Collaborator are identified on the Contacts Information Page.

During the term of this CRADA, Collaborator understands that excess supplies of Investigational Agent paid for and manufactured by DCTD may be used for studies outside the scope of the CRADA at DCTD’s discretion.  Investigational Agent supply manufactured by DCTD and funded by the Collaborator may be used for studies upon mutual approval of both Parties.

3.10                    Auditing and Monitoring.

3.10.1        DCTD, NCI will be primarily responsible for monitoring Clinical Research Sites and for assuring the quality of all clinical data, unless otherwise stated in the Research Plan.  Auditing will comply with the DCTD guidelines as described on the CTEP website at: http://ctep.info.nih.gov/branches/ctmb/clinicalTrials/monitoring.htm.  NCI clinical trials must be conducted in accordance with the FDA Good Clinical Practices (GCP).

3.10.2        Subject to the restrictions in Article 8 concerning IPI, and with reasonable advance notice and at reasonable times, IC will permit Collaborator or its designee(s) access to Clinical Research Sites to audit the conduct of the research and to obtain updates on ongoing clinical trials at times convenient to Clinical Research Sites.  Collaborator may also make arrangements with IC to audit Raw Data and source documents, at the completion of a Protocol and at Collaborator’s expense, to the extent necessary to verify compliance with FDA Good Clinical Practice and the Protocol(s).

3.11                    FDA Meetings/Communications.  All formal meetings with the FDA concerning any

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clinical trial within the scope of the Research Plan will be discussed by Collaborator and IC in advance.  Each Party reserves the right to take part in setting the agenda for and to participate in these meetings.  The Sponsor will provide the other Party with copies of FDA meeting minutes, all transmittal letters for IND submissions, IND safety reports, formal questions and responses that have been submitted to the FDA, Annual Reports, and official FDA correspondence, pertaining either to the IND(s) under this CRADA or to the Clinical Investigators on Protocols performed in accordance with the Research Plan, except to the extent that those documents contain the proprietary information of a third party or dissemination is prohibited by law.

3.12                    Steering Committee and CRADA Research.  The Parties agree to establish a Steering Committee comprising at least the NIH CRADA Extramural Investigator/officer(s) and CRADA Collaborator PIs to conduct and monitor the proposed and ongoing clinical studies and non-clinical research of the Investigational Agent in accordance with the CRADA Research Plan.  Members of the Steering Committee shall continue to remain employed by their respective employers under their respective terms of employment.

In addition to the Steering Committee, a Project Team comprising NCI and Collaborator scientific members will be assembled for the purpose of discussing the DCTD Clinical Support Assays.  This Project Team will be a collaborative body to approve projects described under “Respective Contributions of the Parties” of Appendix A of this CRADA that outlines the DCTD Clinical Support Assays.  Manuscripts and presentations related to these studies will be handled in accordance with Article 8.7 of this CRADA.

Additional CRADA information, including Steering Committee meeting reports, Protocol Review Committee records, clinical Protocols, IND and general regulatory information, and non-clinical and clinical data in NCI’s possession and control shall remain on file with NCI.

Article 4.                                   Reports

4.1                            Interim Research Plan Reports.  The NIH CRADA Extramural Investigator/Officer(s) and CRADA Collaborator PI(s) should exchange information regularly, in writing.  This exchange may be accomplished through meeting minutes, detailed correspondence, circulation of draft manuscripts, Steering Committee reports, copies of Annual Reports and any other reports updating the progress of the CRADA research.  However, the Parties must exchange updated Investigator’s Brochure, formulation and preclinical data, and toxicology findings, as they become available.

4.2                            Final Research Plan Reports.  The Parties will exchange final reports of their results within six (6) months after the expiration or termination of this CRADA.  These reports will set forth the technical progress made; any publications arising from the research; and the existence of invention disclosures of potential CRADA Subject Inventions and/or any corresponding Patent Applications.  Abstracts and publications provided to CTEP by

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investigators and further provided by CTEP to Collaborator will fulfill this final report obligation.  With respect to clinical studies, a copy of the IND(s) Annual Report will also fulfill this reporting obligation.

4.3                            Fiscal Reports.  If Collaborator has agreed to provide funding to IC under this CRADA and upon the request of Collaborator, then concurrent with the exchange of final Research Plan reports according to Paragraph 4.2, IC will submit to Collaborator a statement of all costs incurred by IC for the CRADA.  If the CRADA has been terminated, IC will specify any costs incurred before the date of termination for which IC has not received funds from Collaborator, as well as for all reasonable termination costs including the cost of returning Collaborator property or removal of abandoned Collaborator property, for which Collaborator will be responsible.

4.4                            Safety Reports.  DCTD shall report all serious and unexpected possible, probable and definite Adverse Events to FDA in accordance with the reporting obligations of 21 CFR 312.32 and will, within 24 hours of notification to FDA, forward all such reports to Collaborator.  All other Adverse Event reports received by DCTD shall be reported to the FDA consistent with 21 CFR 312.32 and 312.33.  In the event that Collaborator informs  the FDA of any serious and unexpected Adverse Events, Collaborator must notify the NCI at the same time.  NCI will then notify the Clinical Investigator(s) conducting studies under DCTD-sponsored Protocols, if appropriate.

4.5                            Annual Reports.  DCTD will provide Collaborator a copy of the Annual Report concurrently with the submission of the Annual Report to the FDA.  Annual Reports will be kept confidential in accordance with Article 8.  Collaborator will provide DCTD with a copy of its Annual Report to the FDA if Collaborator is sponsoring studies of Investigational Agent under its own IND.

Article 5.                                   Staffing, Financial, and Materials Obligations

5.1                            IC and Collaborator Contributions.  The contributions of any staff, funds, materials, and equipment by the Parties are set forth in Appendix B.  The Federal Technology Transfer Act of 1986, 15 U.S.C. § 3710a(d)(1) prohibits IC from providing funds to Collaborator for any activities under this CRADA.

5.2                            IC Staffing.  No IC employees will devote 100% of their effort or time to the Research Plan .  IC will not use funds provided by Collaborator under this CRADA for IC personnel to pay the salary of any permanent IC employee.  Although personnel hired by IC using CRADA funds will focus principally on the Research Plan, Collaborator acknowledges that these personnel may nonetheless make contributions to other activities, and these activities will be outside the scope of this CRADA.

5.3                           Collaborator Funding.  Collaborator acknowledges that Government funds received by Collaborator from an agency of the Department of Health and Human Services may not

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be used to fund IC under this CRADA.  If Collaborator has agreed to provide funds to IC then the payment schedule appears in Appendix B and Collaborator will make payments according to that schedule.  If Collaborator fails to make any scheduled payment, IC will not be obligated to perform any of the Research Plan or to take any other action required by this CRADA until the funds are received.  IC will use these funds exclusively for the purposes of this CRADA.  Each Party will maintain separate and distinct current accounts, records, and other evidence supporting its financial obligations under this CRADA and, upon written request, will provide the other Party a fiscal report according to Paragraph 4.3, which delineates all payments made and all obligated expenses, along with the final research report described in Paragraph 4.2.

Article 6.                                   Intellectual Property

6.1                            Ownership of CRADA Subject Inventions, CRADA Data, and CRADA Materials.  Subject to the Government license described in Paragraph 7.5, the sharing requirements of Paragraph 8.1 and the regulatory filing requirements of Paragraph 8.2, the producing Party will retain sole ownership of and title to all CRADA Subject Inventions, all copies of CRADA Data, and all CRADA Materials produced solely by its employee(s).  The Parties will own jointly all CRADA Subject Inventions invented jointly and all CRADA Materials developed jointly.  A PHS contractor’s or grantee’s rights in data it generates will not be affected by this CRADA.  The Parties acknowledge that the IC contractors who may perform DCTD Clinical Support Assays are obligated to assign to NIH any and all intellectual property arising from the use of the Investigational Agent provided under this CRADA.

6.2                            Reporting.  The Parties will promptly report to each other in writing each CRADA Subject Invention reported by their respective personnel, and any Patent Applications filed thereon, resulting from the conduct of the Research Plan.  Each Party will report all CRADA Subject Inventions to the other Party in sufficient detail to determine inventorship, which will be determined in accordance with U.S. patent law.  These reports will be treated as Confidential Information in accordance with Article 8.  Formal reports will be made by and to the Patenting and Licensing Offices identified on the Contacts Information Page herein.

6.3                            Filing of Patent Applications.  Each Party will make timely decisions regarding the filing of Patent Applications on the CRADA Subject Inventions made solely by its employee(s), and will notify the other Party in advance of filing.  Collaborator will have the first opportunity to file a Patent Application on jointly owned CRADA Subject Inventions and will notify PHS of its decision within […***…] days of an Invention being reported or at least […***…] days before any patent filing deadline, whichever occurs sooner.  If Collaborator fails to notify PHS of its decision within that time period or notifies PHS of its decision not to file a Patent Application, then PHS has the right to file a Patent Application on the joint CRADA Subject Invention.  Neither Party will be obligated to file a Patent Application.  Collaborator will place the following statement in

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any Patent Application it files on a CRADA Subject Invention:  “This invention was created in the performance of a Cooperative Research and Development Agreement with the National Institutes of Health, an Agency of the Department of Health and Human Services.  The Government of the United States has certain rights in this invention.”  If either Party files a Patent Application on a joint CRADA Subject Invention, then the filing Party will include a statement within the Patent Application that clearly identifies the Parties and states that the joint CRADA Subject Invention was made under this CRADA.

6.4                            Patent Expenses.  Unless agreed in writing otherwise, the Party filing a Patent Application will pay all preparation and filing expenses, prosecution fees, issuance fees, post issuance fees, patent maintenance fees, annuities, interference expenses, and attorneys’ fees for that Patent Application and for any resulting Patent(s).  If a license to any CRADA Subject Invention is granted to Collaborator, then Collaborator will be responsible for all expenses and fees, past and future, in connection with the preparation, filing, prosecution, and maintenance of any Patent Applications and Patents claiming exclusively licensed CRADA Subject Inventions and will be responsible for a pro-rated share, divided equally among all licensees, of those expenses and fees for non- exclusively licensed CRADA Subject Inventions.  Collaborator may waive its exclusive option rights at any time, and incur no subsequent financial obligation for those Patent Application(s) or Patent(s).

6.5                            Prosecution of Patent Applications.  The Party filing a Patent Application will provide the non-filing Party with a copy of any patent office official communication relating to prosecution of the Patent Application within thirty (30) days of transmission of the communication.  Each Party will also provide the other Party with the power to inspect and make copies of all documents retained in the applicable Patent Application or Patent file.  The Parties agree to consult with each other regarding the prosecution of Patent Applications directed to jointly owned CRADA Subject Inventions.  If Collaborator elects to file and prosecute Patent Applications on jointly owned CRADA Subject Inventions, then Collaborator agrees to use the U.S.P.T.O.  Customer Number Practice and/or grant PHS a power(s) of attorney (or equivalent) necessary to assure PHS access to its intellectual property rights in these Patent Applications.  PHS and Collaborator will cooperate with each other to obtain all necessary signatures on Patent Applications, assignments, or other documents.

Article 7.                                   Licensing

7.1                            Background Inventions.  Other than as specifically stated in this Article 7, nothing in this CRADA will be construed to grant any rights in one Party’s Background Invention(s) to the other Party, except to the extent necessary for the Parties to conduct the activities described in the Research Plan.

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7.2                            Collaborator’s License Option to CRADA Subject Inventions.  With respect to Government rights to any CRADA Subject Invention made solely by an IC employee(s) or made jointly by an IC employee(s) and a Collaborator employee(s) for which a Patent Application has been filed, PHS hereby offers to the Collaborator the following options and grants:

7.2(a).  For CRADA Subject Inventions that would be described in Patent Applications that claim the use and/or the composition of the Investigational Agent(s):  PHS hereby grants to Collaborator:  (i) an option to elect a royalty-free (except for patent prosecution and maintenance fees for Patent Applications and Patents claiming such CRADA Subject Inventions, which will be pro-rated and divided […***…] among all licensees), worldwide, non-exclusive license for commercial purposes with the right to sublicense to Affiliates or collaborators working on behalf of Collaborator for Collaborator’s development purposes; (ii) a time limited option to negotiate an exclusive, or co-exclusive, if applicable, world-wide, royalty bearing license for commercial purposes, including the right to grant sublicenses, on terms to be negotiated in good faith by the Collaborator(s) and PHS; and (iii) at Collaborator’s request, a paid-up, nonexclusive, royalty-free, world-wide license for research purposes only.  NIH retains the right to make and use any CRADA Subject Inventions covered by this Paragraph 7.2(a) for all non-profit research, including for educational purposes and to permit other educational and non-profit institutions to do so, this license is in addition to the Government use licenses granted in Section 7.4 and 7.5 below.

7.2(b).  For CRADA Subject Inventions pursuant to research under this CRADA not covered under Paragraph 7.2(a), including those that use non-publicly available CRADA Data or specimens from patients treated with Investigational Agent under the CRADA, (including specimens obtained from NCI CTEP-funded tissue banks) PHS hereby grants to Collaborator:  (i) a paid-up nonexclusive, nontransferable, royalty-free, world-wide license for research purposes only; and (ii) a nonexclusive, royalty-free, world-wide license to:  (a) disclose such CRADA Subject Inventions to a regulatory authority when seeking marketing authorization of the Investigational Agent, and (b) disclose such CRADA Subject Inventions on a product insert or other promotional material regarding the Investigational Agent after having obtained marketing authorization from a regulatory authority.  Notwithstanding the above, PHS is under no obligation to file a Patent Application or maintain patent prosecution for any such CRADA Subject Inventions.

7.2(c).  In addition, for Inventions made by NIH’s Intramural Investigator(s) or any other employees or agents of IC, which are or may be patentable or otherwise protectable, as a result of research utilizing the Investigational Agent(s), unreleased or non-publicly available CRADA Data or Investigational Agent-treated specimens outside the scope of approval granted by the NCI CTEP (Unauthorized Inventions):  PHS agrees, at Collaborator’s request, to grant to Collaborator a royalty-free (except for all out of pocket Patent prosecution and maintenance costs for Patent Applications and Patents claiming such inventions, which will be pro-rated and divided […***…] among all licensees)

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exclusive or co-exclusive commercial license to Unauthorized Inventions.  The NIH will retain a nonexclusive, nontransferable, irrevocable, paid-up license from the Collaborator to practice the invention or have the invention practiced throughout the world by or on behalf of the Government.

7.2(d).  In addition to the license options to CRADA Subject Invention(s) contained in Paragraphs 7.2(b) and 7.2(c) above, PHS hereby grants to Collaborator an exclusive option to CRADA Subject Inventions to elect an exclusive or nonexclusive commercialization license to such Inventions.  The field of use of this license option will not exceed the scope of the Research Plan.

7.3                            Exercise of Collaborator’s License Option.  To exercise the option(s) or grant(s) set forth in Paragraph 7.2, Collaborator must submit a written notice to the PHS Patenting and Licensing Contact identified on the Contacts Information Page (and provide a copy to the IC Contact for CRADA Notices) within […***…] months after either (i) Collaborator receives written notice from PHS that a Patent Application has been filed or (ii) the date on which Collaborator files a Patent Application.  The written notice exercising the option(s) will include a completed “Application for License to Public Health Service Inventions” and will initiate a negotiation period that expires […***…] months after the date of exercise of the option.  If PHS has not responded in writing to the last proposal by Collaborator within this […***…] month period, the negotiation period will be extended to expire […***…] after PHS so responds, during which […***…] Collaborator may accept in writing the final license proposal of PHS.  If PHS and Collaborator fail to reach agreement within […***…] months, (or such additional period as described above) on the terms for an exclusive license for a particular Paragraph 7.2(a) Invention, then for a period of […***…] months thereafter PHS agrees not to offer to license the Paragraph 7.2(a) Invention to any third party on materially better terms than those last offered to Collaborator without first offering such terms to Collaborator, in which case Collaborator will have a period of […***…] days in which to accept or reject the offer.  In the absence of Collaborator’s exercise of the option with respect to a CRADA Subject Invention, or upon election of a nonexclusive license to such Invention, PHS will be free to license the CRADA Subject Invention to others.  These time periods may be extended at the sole discretion of PHS upon good cause shown in writing by Collaborator.

7.4                            Government License in IC Sole CRADA Subject Inventions and Joint CRADA Subject Inventions.  Pursuant to 15 U.S.C. § 3710a(b)(1)(A), for CRADA Subject Inventions owned solely by IC or jointly by IC and Collaborator, and licensed pursuant to the option of Paragraph 7.2, Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the CRADA Subject Invention or have the CRADA Subject Invention practiced throughout the world by or on behalf of the Government.  In the exercise of this license, the Government will not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. § 552(b)(4) or which would be considered privileged or

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confidential if it had been obtained from a non-federal party.

7.5                            Government License in Collaborator Sole CRADA Subject Inventions.  Pursuant to 15 U.S.C. § 3710a(b)(2), for CRADA Subject Inventions made solely by an employee of Collaborator, Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the CRADA Subject Invention or have the CRADA Subject Invention practiced throughout the world by or on behalf of the Government for research or other Government purposes.

7.6                            Third Party License.  Pursuant to 15 U.S.C. § 3710a(b)(1)(B), if PHS grants Collaborator an exclusive, or co-exclusive, license to a CRADA Subject Invention made solely by an IC employee or jointly with a Collaborator employee, the Government will retain the right to require Collaborator to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use the CRADA Subject Invention in Collaborator’s licensed field of use on terms that are reasonable under the circumstances; or, if Collaborator fails to grant a license, to grant a license itself.  The exercise of these rights by the Government will only be in exceptional circumstances and only if the Government determines (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by Collaborator, (ii) the action is necessary to meet requirements for public use specified by federal regulations, and such requirements are not reasonably satisfied by Collaborator; or (iii) Collaborator has failed to comply with an agreement containing provisions described in 15 U.S.C. § 3710a(c)(4)(B).  The determination made by the Government under this Paragraph is subject to administrative appeal and judicial review under 35 U.S.C. § 203(b).

7.7                            Third-Party Rights In IC Sole CRADA Subject Inventions.  For a CRADA Subject Invention conceived prior to the Effective Date solely by an IC employee that is first actually reduced to practice after the Effective Date in the performance of the Research Plan, the option offered to Collaborator in Paragraph 7.2 may be restricted if, prior to the Effective Date, PHS had filed a Patent Application and has either offered or granted a license in the CRADA Subject Invention to a third party.  Collaborator nonetheless retains the right to apply for a license to any such CRADA Subject Invention in accordance with the terms and procedures of 35 U.S.C. § 209 and 37 C.F.R. Part 404.

7.8                            Joint CRADA Subject Inventions Not Exclusively Licensed by Collaborator.  If Collaborator does not acquire an exclusive commercialization license in a joint CRADA Subject Invention in all fields of use then, for those fields of use not exclusively licensed to Collaborator, each Party will have the right to use the joint CRADA Subject Invention and to license its use to others, and each Party will cooperate with the other, as necessary, to fulfill international licensing requirements.  The Parties may agree to a joint licensing approach for any remaining fields of use.

Article 8.                                   Rights of Access and Publication

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8.1                            Right of Access to CRADA Data and CRADA Materials.  IC and Collaborator agree to exchange all CRADA Data and to share all CRADA Materials.  If the CRADA is terminated, both Parties agree to provide CRADA Materials in quantities needed to complete the Research Plan.  Such provision will occur before the termination date of the CRADA or sooner, if required by the Research Plan.  If Collaborator possesses any human biological specimens from clinical trials under the CRADA, the specimens must be handled as described in the Protocol or as otherwise directed by IC before the termination date of the CRADA.

8.2                            Use of CRADA Data and CRADA Materials.  The Parties will be free to utilize CRADA Data and CRADA Materials internally for their own purposes, consistent with their obligations under this CRADA.  IC may share CRADA Data or CRADA Materials with any contractors, grantees, or agents it has engaged to conduct the Research Plan, provided the obligations of this Article 8.2 are simultaneously conveyed.  Collaborator may share CRADA Data or CRADA Materials with any contractors, Affiliates, development partners or agents it has engaged to conduct the Research Plan, provided the obligations of this Article 8.2 are simultaneously conveyed.  Collaborator shall not transfer CRADA Data to any third party other than those set forth in this section without notifying NCI.  Collaborator and such third party shall enter into a Confidential Disclosure Agreement with confidentiality terms at least as stringent as those set forth herein.  Collaborator can then transfer the data to such third party.

8.2.1                CRADA Data.

Collaborator and IC will use reasonable efforts to keep CRADA Data confidential until published or until corresponding Patent Applications are filed.  To the extent permitted by law, each Party will have the right to use any and all CRADA Data in and for any regulatory filing by or on behalf of the Party.

8.2.2                CRADA Materials.

Collaborator and IC will use reasonable efforts to keep descriptions of CRADA Materials confidential until published or until corresponding Patent Applications are filed.  Collaborator acknowledges that the basic research mission of PHS includes sharing with third parties for further research those research resources made in whole or in part with NIH funding.  Consistent with this mission and the tenets articulated in “Sharing of Biomedical Research Resources:  Principles and Guidelines for Recipients of NTH Research Grants and Contracts,” December 1999, available at http://ott.od.nih.gov/NewPages/RTguide_final.html, following publication either Party may make available to third parties for further research those CRADA Materials made jointly by both PHS and Collaborator.  Notwithstanding the above, if those joint CRADA Materials are the subject of a pending Patent Application or a Patent, or were created using a patent-pending or patented material or technology, the Parties may agree to restrict distribution or freely distribute them.  Either Party may distribute those CRADA Materials made solely by the other Party only upon written consent from that other Party or that

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other Party’s designee.

8.3                            Confidential Information.  Each Party agrees to limit its disclosure of Confidential Information to the amount necessary to carry out the Research Plan, and will place a confidentiality notice on all this information.  A Party orally disclosing Confidential Information to the other Party will summarize the disclosure in writing and provide it to the other Party within fifteen (15) days of the disclosure.  Each Party receiving Confidential Information agrees to use it only for the purposes described in the Research Plan.  Either Party may object to the designation of information as Confidential Information by the other Party.

8.4                            Protection of Confidential Information.  Confidential Information will not be disclosed, copied, reproduced or otherwise made available to any other person or entity without the consent of the owning or providing Party except as required by a court or administrative body of competent jurisdiction, or federal law or regulation.  Each Party agrees to use reasonable efforts to maintain the confidentiality of Confidential Information, which will in no instance be less effort than the Party uses to protect its own Confidential Information.  Each Party agrees that a Party receiving Confidential Information will not be liable for the disclosure of that portion of the Confidential Information which, after notice to and consultation with the disclosing Party, the receiving Party determines may not be lawfully withheld, provided the disclosing Party has been given a reasonable opportunity to seek a court order to enjoin disclosure.

8.5                            Human Subject Protection.  The research to be conducted under this CRADA involves Human Subjects or human tissues within the meaning of 45 C.F.R.  Part 46, and all research to be performed under this CRADA will conform to applicable federal laws and regulations.  Additional information is available from the HHS Office for Human Research Protections (http://www.hhs.gov/ohrp/).

8.6                            Duration of Confidentiality Obligation.  The obligation to maintain the confidentiality of Confidential Information will expire at the earlier of the date when the information is no longer Confidential Information as defined in Article 2 or […***…] years after the expiration or termination date of this CRADA, except for IPI, for which the obligation to maintain confidentiality will extend indefinitely.  Collaborator may request an extension to this term when necessary to protect Confidential Information relating to products not yet commercialized.

8.7                            Publication.  The Parties are encouraged to make publicly available the results of their activities under the Research Plan.  However, Collaborator will not publish or publicly disclose any CRADA Data provided by NCI or by NCI Investigators under the CRADA without NCI’s permission.  Before Collaborator or NCI Investigators submit a paper or abstract for publication about a CRADA Subject Invention, CRADA Data, or CRADA Materials, the other Party will have thirty (30) days to review proposed manuscripts and three (3) days to review proposed abstracts to assure that Confidential Information is

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protected.  Either Party may request in writing that a proposed publication be delayed for up to thirty (30) additional days as necessary to file a Patent Application.  Manuscripts to be submitted for publication by NCI Investigators will be sent to NCI’s Regulatory Affairs Branch [NCICTEPpubs@mail.nih.gov] for forwarding to Collaborator for review as soon as they are received and in compliance with the timelines outlined above. Abstracts to be presented by NCI Investigators will be sent to NCI’s Regulatory Affairs Branch [NCICTEPpubs@mail.nih.gov] for forwarding to Collaborator as soon as they are received, preferably no less than three (3) days prior to submission, but prior to presentation or publication, to allow for preservation of U.S. or foreign patent rights.

8.8                            Clinical Investigators’ Research and Non-Clinical Investigators’ Development Activities.  In pursuing the development of Investigational Agent pursuant to this CRADA, NCI may utilize contractors and Extramural Investigators that are not NCI employees for part or all of the completion of this Research Plan, which may cover Non-Clinical Studies and clinical studies, through Funding Agreements and MTAs. Participation in DCTD-sponsored clinical trials by these investigators shall be determined after competitive solicitation and review of Protocol Letters of Intent (LOIs) and study Protocols by CTEP, NCI.  All Funding Agreements and MTAs for the conduct of extramural clinical trials and Non-Clinical Studies will include the Intellectual Property Option to Collaborator (including any updates) offering Collaborator first rights of negotiation to extramural Inventions (web site:  http://ctep.cancer.gov/industryCollaborations2/intellectual_property.htm).  Although this CRADA does not grant to Collaborator any rights to Inventions made or Raw Data generated by NCI’s contractors or grantees, as they are not parties to this CRADA, NCI agrees that:

8.8.1                NCI Investigators agree to confidentiality provisions at least as restrictive as those provided in this CRADA and to Collaborator’s use of CRADA Data for obtaining regulatory approval for marketing Investigational Agent.

8.8.2                If Collaborator wants access to Raw Data or any other data in the possession of the NCI Investigators working with Investigational Agent under a Funding Agreement or a MTA, Collaborator must first contact the Regulatory Affairs Branch (RAB), as identified on the Contacts Information Page. Subsequent to authorization by RAB, Collaborator may directly contact the NCI Investigators.  Collaborator will bear any costs associated with Raw Data provided in formats customized for Collaborator, which costs will be paid by Collaborator directly to the NCI Investigators.

8.8.3                If Collaborator abandons development or commercialization of Investigational Agent without the transfer of its development efforts to another party within […***…] days of abandonment, NCI has the right to make CRADA Data and Raw Data available to a third party.

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8.9                            Multi-Party Data Rights.  For clinical Protocol(s) and Non-Clinical Study(ies) where Investigational Agent is used in combination with another investigational agent supplied to NCI pursuant to a CTA or CRADA between NCI and an entity not a Party to this CRADA (hereinafter referred to as “Third Party”), the access and use of Multi-Party Data by the Collaborator and Third Party shall be co-exclusive as follows:

8.9.1                NCI will provide both Collaborator and Third Party with notice regarding the existence and nature of the agreements governing their collaborations with NIH, the design of the proposed combination Protocol(s) or Non-Clinical Study(ies), and the existence of any obligations that might restrict NCI’s participation in the proposed combination Protocols or Non-Clinical Study(ies).

8.9.2                Collaborator shall agree to permit use of the Multi-Party Data from these trials by Third Party to the extent necessary to allow Third Party to develop, obtain regulatory approval for, or commercialize its own investigational agent(s).  However, this provision will not apply unless Third Party also agrees to Collaborator’s reciprocal use of Multi-Party Data.

8.9.3                Collaborator and Third Party must agree in writing, by signing the drug approval forms for clinical Protocols, prior to the commencement of the combination Protocol(s) or Non-Clinical Study(ies) that each will use the Multi-Party Data solely for the development, regulatory approval, and commercialization of its own investigational agent(s).

8.10                    Access, review and receipt of Identifiable Private Information.  Collaborator access to and review of Identifiable Private Information shall be only for on-site quality auditing.  Collaborator will receive Identifiable Private Information only if necessary for purposes of satisfying FDA or other health authorities’ reporting requirements, and for internal research purposes, directly related to obtaining regulatory approval of Investigational Agent.  Collaborator is prohibited from access, review, receipt, or use of such information for other purposes.  All IRB approved Protocols and informed consent documents related to this research project will clearly describe this practice.  If the Collaborator will have access to Identifiable Private Information, the Protocol and the informed consent must clearly state (i) the existence of the Collaborator; (ii) the Collaborator’s access to Identifiable Private Information, if any; and (iii) the extent to which confidentiality will be maintained.  For clinical Protocol(s) involving a third party, the other party’s access, review, receipt, or use of Identifiable Private Information shall be subject to the same limitations as described in this Article 8.10.

Article 9.                                   Representations and Warranties

9.1                            Representations of IC.  IC hereby represents to Collaborator that:

9.1.1                IC has the requisite power and authority to enter into this CRADA and to perform according to its terms, and that IC’s official signing this CRADA has

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authority to do so.

9.1.2                To the best of its knowledge and belief, neither IC nor any of its personnel involved in this CRADA is presently subject to debarment or suspension by any agency of the Government that would directly affect its performance of the CRADA.  Should IC become aware that any of its personnel involved in this CRADA are debarred or suspended during the term of this CRADA, IC will notify Collaborator within thirty (30) days.

9.2                            Representations and Warranties of Collaborator.  Collaborator hereby represents and warrants to IC that:

9.2.1                Collaborator has the requisite power and authority to enter into this CRADA and to perform according to its terms, and that Collaborator’s official signing this CRADA has authority to do so.

9.2.2                Neither Collaborator nor any of its personnel involved in this CRADA, including Affiliates, agents, and contractors are presently subject to debarment or suspension by any agency of the Government.  Should Collaborator become aware that any of its personnel involved in this CRADA are debarred or suspended during the term of this CRADA, Collaborator will notify IC within thirty (30) days.

9.2.3                Subject to Paragraph 12.3, and if and to the extent Collaborator has agreed to provide funding under Appendix B, Collaborator is financially able to satisfy these obligations in a timely manner.

9.2.4                The Investigational Agent provided has been produced in accordance with the FDA’s current Good Manufacturing Practice set out in 21 C.F.R. §§ 210-211, and ICH Q7, and meets the specifications cited in the Certificate of Analysis and Investigator’s Brochure provided.

Article 10.                           Expiration and Termination

10.1                    Expiration.  This CRADA will expire on the last date of the term set forth on the Summary Page.  In no case will the term of this CRADA extend beyond the term indicated on the Summary Page unless it is extended in writing in accordance with Paragraph 13.6.

10.2                    Termination by Mutual Consent.  IC and Collaborator may terminate this CRADA at any time by mutual written consent.

10.3                    Unilateral Termination.  Either IC or Collaborator may unilaterally terminate this CRADA at any time by providing written notice at least sixty (60) days before the

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desired termination date.  IC may, at its option, retain funds transferred to IC before unilateral termination by Collaborator for use in completing the Research Plan.  If Collaborator terminates this Agreement before the completion of all approved or active Protocol(s), then Collaborator will supply Investigational Agent in Collaborator’s inventory unless termination is for safety concerns.

10.5                    New Commitments.  Neither Party will incur new expenses related to this CRADA after expiration, mutual termination or a notice of a unilateral termination and will, to the extent feasible, cancel all outstanding commitments and contracts by the termination date.  Collaborator acknowledges that IC will have the authority to retain and expend any funds for up to […***…] years subsequent to the expiration or termination date to cover any unpaid costs obligated during the term of the CRADA in undertaking the activities set forth in the Research Plan.

10.6                    Collaborator Failure to Continue Development.  If Collaborator suspends development of the Investigational Agent without the transfer of its active development efforts, assets, and obligations to a third party within […***…] days of discontinuation, Collaborator agrees that IC may continue developing the Investigational Agent.  In that event, Collaborator agrees to transfer to IC all information necessary to enable IC to contract for the manufacture of the Investigational Agent and, unless abandoned for reasons relating to safety as determined by the data safety monitoring board, to provide the Investigational Agent (and Placebo, if any) in Collaborator’s inventory to IC.

Article 11.                           Disputes

11.1                    Settlement.  Any dispute arising under this CRADA which is not disposed of by agreement of the NIH CRADA Extramural Investigator/Officer(s) and CRADA Collaborator PI(s) will be submitted jointly to the signatories of this CRADA.  If the signatories, or their designees, are unable to jointly resolve the dispute within thirty (30) days after notification thereof, the Assistant Secretary for Health (or his/her designee or successor) will propose a resolution.  Nothing in this Paragraph will prevent any Party from pursuing any additional administrative remedies that may be available and, after exhaustion of such administrative remedies, pursuing all available judicial remedies.

11.2                    Continuation of Work.  Pending the resolution of any dispute or claim pursuant to this Article 11, the Parties agree that performance of all obligations will be pursued diligently.

Article 12.                           Liability

12.1                    NO WARRANTIES.  EXCEPT AS SPECIFICALLY STATED IN ARTICLE 9, THE PARTIES MAKE NO EXPRESS OR IMPLIED WARRANTY AS TO ANY MATTER WHATSOEVER, INCLUDING THE CONDITIONS OF THE RESEARCH OR ANY INVENTION OR MATERIAL, WHETHER TANGIBLE OR INTANGIBLE, MADE

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OR DEVELOPED UNDER OR OUTSIDE THE SCOPE OF THIS CRADA, OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR ANY INVENTION OR MATERIAL, OR THAT A TECHNOLOGY UTILIZED BY A PARTY IN THE PERFORMANCE OF THE RESEARCH PLAN DOES NOT INFRINGE ANY THIRD-PARTY PATENT RIGHTS.

12.2                    Indemnification and Liability.  Collaborator agrees to hold the Government harmless and to indemnify the Government for all liabilities, demands, damages, expenses and losses arising out of the use by Collaborator for any purpose of the CRADA Data, CRADA Materials or CRADA Subject Inventions produced in whole or part by IC employees under this CRADA, unless due to the negligence or willful misconduct of IC, its employees, or agents.  The Government has no statutory authority to indemnify Collaborator.  Each Party otherwise will be liable for any claims or damages it incurs in connection with this CRADA, except that IC, as an agency of the Government, assumes liability only to the extent provided under the Federal Tort Claims Act , 28 U.S.C. Chapter 171.

12.3                    Force Majeure.  Neither Party will be liable for any unforeseeable event beyond its reasonable control and not caused by its own fault or negligence, which causes the Party to be unable to perform its obligations under this CRADA, and which it has been unable to overcome by the exercise of due diligence.  If a force majeure event occurs, the Party unable to perform will promptly notify the other Party.  It will use its best efforts to resume performance as quickly as possible and will suspend performance only for such period of time as is necessary as a result of the force majeure event.

Article 13.                           Miscellaneous

13.1                    Governing Law.  The construction, validity, performance and effect of this CRADA will be governed by U.S. federal law, as applied by the federal courts in the District of Columbia.  If any provision in this CRADA conflicts with or is inconsistent with any  U.S. federal law or regulation, then the U.S. federal law or regulation will preempt that provision.

13.2                    Compliance with Law.  IC and Collaborator agree that they will comply with, and advise any contractors, grantees, or agents they have engaged to conduct the Research Plan to comply with, all applicable Executive Orders, statutes, and HHS regulations relating to research on human subjects (45 C.F.R. Part 46, 21 C.F.R. Parts 50 and 56) and relating to the appropriate care and use of laboratory animals (7 U.S.C. §§ 2131 et seq.; 9 C.F.R. Part 1, Subchapter A).  IC and Collaborator will advise any contractors, grantees, or agents they have engaged to conduct clinical trials for this CRADA that they must comply with all applicable federal regulations for the protection of Human Subjects, which may include the Standards for Privacy of Individually Identifiable Health Information set forth in 45 C.F.R. Part 164 and Corporate Integrity Policy.  Collaborator agrees to ensure that its employees, contractors, and agents who might have access to a

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“select agent or toxin” (as that term is defined in 42 C.F.R. §§ 73.4-73.5) transferred from IC is properly licensed to receive the “select agent or toxin.”

13.3                    Waivers.  None of the provisions of this CRADA will be considered waived by any Party unless a waiver is given in writing to the other Party.  The failure of a Party to insist upon strict performance of any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law, will not be deemed a waiver of any rights of any Party.

13.4                    Headings.  Titles and headings of the articles and paragraphs of this CRADA are for convenient reference only, do not form a part of this CRADA, and will in no way affect its interpretation.

13.5                    Severability.  The illegality or invalidity of any provisions of this CRADA will not impair, affect, or invalidate the other provisions of this CRADA.

13.6                    Amendments.  Minor modifications to the Research Plan may be made by the mutual written consent of the NIH CRADA Extramural Investigator/Officer(s) and CRADA Collaborator PI(s).  Substantial changes to the Research Plan (Appendix A of this CRADA) and any changes to the CRADA including extensions of the term will become effective only upon a written amendment signed by the signatories to this CRADA or by their representatives duly authorized to execute an amendment.  A change will be considered substantial if it directly expands the range of the potential CRADA Subject Inventions, alters the scope or field of any license option governed by Article 7, or requires a significant increase in the contribution of resources by either Party.

13.7                    Assignment.  Neither this CRADA nor any rights or obligations of any Party hereunder shall be assigned or otherwise transferred by either Party without the prior written consent of the other Party.  The Collaborator acknowledges the applicability of 41 U.S.C. § 15, the Anti Assignment Act, to this Agreement.  The Parties agree that the identity of the Collaborator is material to the performance of this CRADA and that the duties under this CRADA are nondelegable.

13.8                    Notices.  All notices pertaining to or required by this CRADA will be in writing, signed by an authorized representative of the notifying Party, and delivered by first class, registered, or certified mail, or by an express/overnight commercial delivery service, prepaid and properly addressed to the other Party at the address designated on the Contacts Information Page, or to any other address designated in writing by the other Party.  Notices will be considered timely if received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier.  Notices regarding the exercise of license options will be made pursuant to Paragraph 7.3.  Either Party may change its address by notice given to the other Party in the manner set forth above.

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13.9                    Independent Contractors.  The relationship of the Parties to this CRADA is that of independent contractors and not agents of each other or joint venturers or partners.  Each Party will maintain sole and exclusive control over its personnel and operations.  If Collaborator elects to perform any portion of the Research Plan through a contractor(s) or consultant(s), Collaborator agrees to incorporate into such contract all provisions necessary to ensure that the work of such contractor(s) or consultant(s) is governed by the terms of the CRADA, including, but not limited to a provision for the assignment of inventions of the contractor(s) or consultant(s) to the Collaborator.

In conducting a portion of the CRADA research, it may be necessary for NCI to utilize the services of NCI’s contractors or subcontractors.  As described in Article 8.8, certain contractors perform under Funding Agreements and MTAs, which include an Intellectual Property Option to Collaborator offering Collaborator first rights of negotiation to extramural Inventions (web site: http://ctep.cancer.gov/industryCollaborations2/intellectual_property.htm).

Other NCI contractors or subcontractors, including those performing the DCTD Clinical Support Assays, are subject to a Determination of Exceptional Circumstances (35 U.S.C. § 202(a)(ii)), through which their rights in Inventions made using the Investigational Agent are assigned to the Government.  Such Inventions are then subject to the terms of this CRADA.

13.10            Use of Name; Press Releases.  By entering into this CRADA, the Government does not directly or indirectly endorse any product or service that is or will be provided, whether directly or indirectly related to either this CRADA or to any patent or other intellectual-property license or agreement that implements this CRADA by Collaborator, its successors, assignees, or licensees.  Collaborator will not in any way state or imply that the Government or any of its organizational units or employees endorses any product or services.  Each Party agrees to provide proposed press releases that reference or rely upon the work under this CRADA to the other Party for review and comment at least five (5) business days before publication.  Either Party may disclose the Title and Abstract of the CRADA to the public without the approval of the other Party.

13.11            Reasonable Consent.  Whenever a Party’s consent or permission is required under this CRADA, its consent or permission will not be unreasonably withheld.

13.12            Export Controls.  Collaborator agrees to comply with U.S. export law and regulations, including 21 U.S.C. 382 and 21 CFR Part 312.110.  If Collaborator has a need to transfer any CRADA Materials made in whole or in part by IC, or IC Materials, or IC’s Confidential Information to a person located in a country other than the United States, to an Affiliate organized under the laws of a country other than the United States, or to an employee of Collaborator in the United States who is not a citizen or permanent resident of the United States, Collaborator will acquire any and all necessary export licenses and other appropriate authorizations.

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13.13            Entire Agreement.  This CRADA constitutes the entire agreement between the Parties concerning the subject matter of this CRADA and supersedes any prior understanding or written or oral agreement, including one Confidential Disclosure Agreement, NCI Ref.# 8141, between the Parties that was executed on December 4, 2009 to permit the exchange of information about TRC102.  Upon execution of this CRADA, the CDA as it pertains to the Research Plan and this CRADA is hereby superseded and succeeded by the terms of this CRADA.

13.14            Survivability.  The provisions of Paragraphs 3.3, 3.4, 3.8, 4.2, 4.3, 4.4, 5.3, 5.4, 6.1-9.2, 10.3-10.6, 11.1, 11.2, 12.1-12.3, 13.1-13.3, 13.7, 13.10 and 13.14 will survive the expiration or early termination of this CRADA.

SIGNATURES BEGIN ON THE NEXT PAGE

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SIGNATURE PAGE
ACCEPTED AND AGREED

BY EXECUTING THIS AGREEMENT, EACH PARTY REPRESENTS THAT ALL STATEMENTS MADE HEREIN ARE TRUE, COMPLETE, AND ACCURATE TO THE BEST OF ITS KNOWLEDGE.  COLLABORATOR ACKNOWLEDGES THAT IT MAY BE SUBJECT TO CRIMINAL, CIVIL, OR ADMINISTRATIVE PENALTIES FOR KNOWINGLY MAKING A FALSE, FICTITIOUS, OR FRAUDULENT STATEMENT OR CLAIM.

FOR IC:

/s/ James H. Doroshow, M.D.	7/31/12
James H. Doroshow, M.D.	Date
Deputy Director, National Cancer Institute

FOR COLLABORATOR:

/s/ Charles Theuer, M.D., Ph.D.	8/7/12
Charles Theuer, M.D., Ph.D	Date
President & CEO

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CONTACTS INFORMATION PAGE

CRADA Notices

For IC:

Sherry S. Ansher, Ph.D.

Regulatory Affairs Branch

Cancer Therapy Evaluation

Program, DCTD, NCI

6130 Executive Blvd, Suite 7111

Rockville, MD 20852

Email:  anshers@mail.nih.gov

Tel:  301-496-7912

Fax:  301-402-1584

For Collaborator: Charles Theuer, M.D., Ph.D. TRACON Pharmaceuticals 8910 University Center Lane San Diego, CA 92122 Email: ctheuer@traconpharma.com Tel: 858 5500780 Fax: 858 5500786

Patenting and Licensing

For IC:	For Collaborator (if separate from above):

Division Director, Division of Technology

Development and Transfer

NIH Office of Technology Transfer

6011 Executive Boulevard, Suite 325

Rockville, Maryland 20852-3804

Tel:  301-496-7057

Fax:  301-402-0220

Delivery of Materials Identified In Appendix B (if any)

For IC:	For Collaborator:
N/A	N/A

Investigational Agent Delivery

For IC: Mr. Charles Hall Pharmaceutical Management Branch, CTEP, DCTD, NCI 6130 Executive Blvd, Suite 7149 Rockville, MD 20852 Tel: 301-496-5725 e-mail: hallch@mail.nih.gov	For Collaborator: Sharon Real, Ph.D. TRACON Pharmaceuticals 8910 University Center Lane San Diego, CA 92122 Email: sreal@traconpharma.com Tel: 858 5500780 Fax: 858 5500786

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Investigator’s Brochure

For IC: IB Coordinator, Pharmaceutical Management Branch, CTEP, DCTD, NCI 6130 Executive Blvd, Suite 7149 Rockville, MD 20852 Tel: 301-496-5725 e-mail: IBCoordinator@mail.nih.gov	For Collaborator: Charles Theuer, M.D., Ph.D. TRACON Pharmaceuticals 8910 University Center Lane San Diego, CA 92122 Email: ctheuer@traconpharma.com Tel: 858 5500780 Fax: 858 5500786

Review of Manuscripts and Abstracts

For IC:	For Collaborator:

NCICTEPpubs@mail.nih.gov	e-mail: ctheuer@traconpharma.com

Adverse Events, Safety Reports

For IC: CTEPSupportAE@tech-res.com	For Collaborator: ctheuer@traconpahrma.com

Protocols, LOIs

For IC: CTEPprotcolcomments@tech-res.com	For Collaborator: ctheuer@traconpharma.com

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SUMMARY PAGE

EITHER PARTY MAY, WITHOUT FURTHER CONSULTATION OR PERMISSION,
RELEASE THIS SUMMARY PAGE TO THE PUBLIC.

TITLE OF CRADA:  Clinical Development of Tracon Pharmaceuticals, Inc.’s Compound TRC102 (methoxyamine HCl), a Small Molecule Inhibitor of Base Excision Repair, as an Anti-Cancer Agent

PHS [IC] Component:	National Cancer Institute

NIH CRADA Extramural Investigator/Officer(s):	Drs. Alice Chen and Jeffrey Abrams

Collaborator:	Tracon Pharmaceuticals, Inc.

CRADA Collaborator Principal Investigator:	Dr. Charles Theuer

Term of CRADA:	five (5) years from the Effective Date

ABSTRACT OF THE RESEARCH PLAN:

Tracon Pharmaceuticals, Inc. and the National Cancer Institute have entered into a Cooperative Research and Development Agreement (“CRADA”) under which they will collaborate on the non-clinical and clinical development of TRC 102 (methoxyamine HCl), a small molecule inhibitor of base excision repair, as an anti-cancer agent.

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Confidential	NCI - Tracon CRADA (CACR 12-1-00012), Appendix A

APPENDIX A:  RESEARCH PLAN

Title of CRADA
Clinical Development of TRACON Pharmaceuticals, Inc.’s Compound TRC102
(methoxyamine HCl), a Small Molecule Inhibitor of Base Excision Repair, as an Anti-
Cancer Agent

NIH CRADA Extramural Investigator/Officer(s)
Dr. Alice Chen
Dr. Jeffrey Abrams

CRADA Collaborator Principal Investigator
Dr. Charles Theuer

Term of CRADA
Five (5) years from the Effective Date

1.                                    RESEARCH GOAL OF CRADA

The overall goal of this research project is to collaborate with TRACON Pharmaceuticals, Inc. (Tracon or Collaborator) on the non-clinical and clinical development of TRC102 (Investigational Agent, also known as methoxyamine HCl), to demonstrate its safety and efficacy in patients with […***…].

2.                                    SCIENTIFIC BACKGROUND

Base-excision repair (BER) is a key resistance mechanism employed by cancer cells to survive chemotherapy-induced DNA damage, and inhibiting BER improves the therapeutic index of these agents in preclinical models.  TRC102 (methoxyamine hydrochloride) is an inhibitor of BER with a unique mechanism of action.  TRC102 exerts its effect by rapidly and covalently binding to chemotherapy-induced apurinic/apyrimidinic (AP) sites generated by glycosylase removal of abnormal bases.  TRC102-bound DNA is no longer a substrate for BER enzymes and is instead irreversibly cleaved by topoisomerase II resulting in double-strand DNA breaks that trigger cellular apoptosis.  The induction of apoptosis by TRC102 is selective for cancer cells because they express high levels of topoisomerase II.  In normal cells with low topoisomerase II expression, TRC102-bound DNA is predominantly excised and replaced with normal DNA by the long patch DNA repair system.  The efficacy of TRC102 is independent of tumor O-6-methylguanine-DNA methyltransferase (MGMT) expression, mismatch repair status, or p53 status.

TRC102 is synergistic with a wide variety of cancer therapies including antimetabolites, oxidizing agents, alkylating agents, and poly ADP ribose polymerase (PARP) inhibitors.  The active molecule is a small organic amine that is highly water soluble and nearly completely bioavailable after oral administration.

3.                                    BACKGROUND AND CONTRIBUTIONS OF COLLABORATOR

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Confidential	NCI - Tracon CRADA (CACR 12-1-00012), Appendix A

TRACON Pharmaceuticals, Inc. is a biopharmaceutical company that licenses, develops, and commercializes targeted therapies for cancer and age-related macular degeneration. The current pipeline takes advantage of established platform technologies to block novel pathways implicated in cancer growth and angiogenesis.  Tracon is headquartered in San Diego, California.

Methoxyamine HCl is an open compound without any composition of matter patent protection.  Tracon has obtained intellectual property covering its methods of use in combination with anticancer chemotherapy agents in oncology and identified the compound as TRC102.

Nonclinical Development by Tracon

Tracon has conducted in vitro and in vivo studies evaluating TRC102.  TRC102 has the ability to potentiate the activity of chemotherapy agents.  […***…]

Clinical Development of TRC102

Three phase 1 studies of TRC102 have been conducted as summarized below:

A phase 1 study of TRC102 (oral formulation) plus pemetrexed was completed in 2010.  Eligible patients had advanced solid tumors and were initially administered single-agent oral TRC102 daily for four days.  Two weeks later, patients began standard-dose pemetrexed on day 1 in combination with oral TRC102 on days 1 to 4.  The TRC102/pemetrexed combination was repeated on a 3 week cycle.  Twenty-eight patients were treated with TRC102 at 15, 30, 60 or 100 mg/m2/d x 4 days.  The maximum tolerated dose (MTD) was exceeded at 100 mg/m2 due to […***…]  In summary, TRC102 was well tolerated at 30-60 mg/ m2 daily for four days and was associated with clinical and pharmacodynamic evidence of activity.

A second ongoing phase 1 study is evaluating i.v. (intravenous formulation) TRC102 plus oral temozolomide in patients with […***…]

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Confidential	NCI - Tracon CRADA (CACR 12-1-00012), Appendix A

[…***…].  These preliminary findings suggest that TRC102 can be safely administered by i.v. infusion.

A third phase 1 trial is evaluating i.v. TRC102 plus i.v. fludarabine in […***…] at the Case Cancer Center.  The goal of this study, which recently opened for accrual, is to confirm preclinical pharmacodynamic and efficacy data for the combination.

4.                                    DESCRIPTION OF THE CRADA RESEARCH PLAN

The Division of Cancer Treatment and Diagnosis (DCTD), NCI and Collaborator are interested in the evaluation of Investigational Agent in a clinical development program that includes various tumor types.  DCTD will sponsor Investigational Agent phase 1 and phase 2 clinical trials that will help determine the safety, efficacy and the potential spectrum of Investigational Agent anti-tumor activity.  DCTD and Collaborator are also interested in evaluating Investigational Agent in combination with other novel investigational agents.

Specifically, initial DCTD-sponsored clinical trials will include the following:

•           […***…]

•           A phase 1 combination study of TRC102 plus temozolomide

•           […***…]

•           A phase 2 […***…] study of pemetrexed and TRC102 in […***…]

•           A phase 2 study of temozolomide plus TRC102 in glioblastoma multiform (GBM) […***…]

As data from the initial studies emerge, DCTD and Collaborator will discuss additional clinical trials to complement and support the development of Investigational Agent.  Additional studies will be with the mutual agreement and approval of the parties.

DCTD may also support intramural and extramural Non-Clinical Studies that focus on identifying assays for monitoring the biologic activity of Investigational Agent, as well as studies for combination of Investigational Agent with other anti-cancer agents.  These Non-Clinical Studies are aimed to support the clinical trials that will be conducted under the CRADA, and might involve convening a meeting of scientific experts and ultimately sponsoring core laboratories with expertise in the performance of appropriate assays with patient material.

In addition, DCTD may also support assay development via internal mechanisms (DCTD Clinical Support Assays).  These assays (described below) will be conducted using internal NCI resources and are intended to further the clinical development of

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Confidential	NCI - Tracon CRADA (CACR 12-1-00012), Appendix A

Investigational Agent and provide information regarding targets and assay development to the broader research community.

5.                                    RESPECTIVE CONTRIBUTIONS OF THE PARTIES

A.                                 Joint Responsibilities

1.                                    Steering Committee and Communication Plan

A Steering Committee will be employed by the Parties to exchange information and data and to discuss and to plan the proposed and ongoing clinical research.  The Steering Committee shall be comprised of at least the NIH CRADA Extramural Investigator/Officer(s) and the CRADA Collaborator PI from both Parties.  In addition , other NCI and Collaborator staff with expertise in toxicology, pharmacology, pharmaceutical development, project management and other disciplines as pertinent to the current development stage of the Investigational Agent at the time of the meeting will be participating members.  Both Parties shall report regularly to the Steering Committee on the progress of the clinical research and development efforts covered by this CRADA, will review the current progress, and will make any required decisions.  The routes of communication, format of written minutes, etc. will be determined at the Steering Committee meetings and will be driven by the needs of the project.

Steering Committee meeting minutes summarizing all key decisions and issues under discussion will be provided to all the Steering Committee members and to the DCTD Division Director within ten (10) days of each meeting.  Steering Committee decisions will be made by consensus.

In addition to the Steering Committee a Project Team comprised of NCI and Collaborator scientific members will be assembled for the purpose of discussing the DCTD Clinical Support Assays.  This Project Team will be a collaborative body to approve projects described in Section 5C1 which outlines the DCTD Clinical Support Assays.  This Project Team will be a collaborative body charged with the planning and successful execution of experimental objectives.  It is intended that study areas approved by the Project Team will be broad enough in scope to allow all necessary experiments to realize the goal of said research without further approval from the Project Team.  Submission of new projects/areas of inquiry will be addressed by the Project Teams within seven (7) days of receipt.  Disagreements between DCTD and Collaborator will be discussed by the Steering Committee and/or Project Team who may recommend a course of action.  In the event that Project Team is unable to reach consensus, it will be the Division Director’s responsibility to resolve any impasse.  The Division Director will confer with representatives of the Collaborator before making any decision.  Project Teams will meet quarterly, or more often if necessitated by results or submission of a new projects/area of inquiry.

2.                                    The DCTD and Collaborator will explore the clinical utility of Investigational Agent for various cancers.  As sensitive tumor types are identified, it will be

Confidential	NCI - Tracon CRADA (CACR 12-1-00012), Appendix A

important to develop combinations of Investigational Agent and other active anti-cancer agents and to compare Investigational Agent and Investigational Agent combinations with standard therapy for these tumor types.  Adjuvant studies may be important in diseases where Investigational Agent has activity and where there is a high risk of recurrence following initial primary therapy.

3.                                    Both Parties shall collaborate in the collection and analysis of data generated under the Research Plan.

4.                                    Both Parties will work closely together to ensure that the clinical studies move forward expeditiously.

B.                                  Collaborator Responsibilities

[…***…]

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Confidential	NCI - Tracon CRADA (CACR 12-1-00012), Appendix A

[…***…]

C.                                 DCTD Responsibilities

1.         […***…]

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Confidential	NCI - Tracon CRADA (CACR 12-1-00012), Appendix A

[…***…]

5.                                    Investigational Drug Steering Committee (IDSC)

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Confidential	NCI - Tracon CRADA (CACR 12-1-00012), Appendix A

The NCI Clinical Trials Working Group has mandated the formation of the Investigational Drug Steering Committee (IDSC).  The IDSC is designed to provide DCTD with broad external scientific and clinical input for the design and prioritization of phase 1 and phase 2 trials with agents for which CTEP sponsors an IND.  Membership of the IDSC includes the principal investigators of phase 1 U01 grants and phase 2 N01 contracts, representatives from the NCI Cooperative Groups, NCI staff members, and additional representatives with expertise in biostatistics, correlative science technologies, radiation oncology, etc., as well as patient advocates and community oncologists, as needed.  Experts with specific expertise will be included as ad hoc members for consideration of specific agents.  Periodically the IDSC will assess, from a strategic perspective, CTEP investigational agent development plans, agent portfolios, and LOIs submitted by investigators to determine whether the clinical development plan for an agent should be modified.  When requested by CTEP, the IDSC will provide input on LOIs to assist in CTEP decision-making.  All participating members will be vetted for conflict of interest and are under confidentiality agreements with DCTD.

The IDSC is described in greater detail on p. 23 of the report of the Cancer Trials Working Group of National Cancer Advisory Board
(http://integratedtrials.nci.nih.gov/ict/CTWG_report_June2005.pdf).

[…***…]

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Confidential	NCI - Tracon CRADA (CACR 12-1-00012), Appendix A

[…***…]

6.         RELATED INTELLECTUAL PROPERTY AND OTHER RELATED AGREEMENTS OF THE PARTIES

NCI Patents and Patents Applications:

None

Collaborator Patents and Patents Applications:

Tracon has obtained a worldwide, exclusive license to patents covering therapeutic uses of Methoxyamine from Case Western Reserve University.  Tracon has also filed patents covering therapeutic uses of TRC102 (methoxyamine) with other therapeutics.  TRC102 is disclosed and claimed in the following representative patents and patent applications.  There are other issued patents and patent applications in the US, Europe and other countries not listed under this section.

[…***…]

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Confidential	NCI - Tracon CRADA (CACR 12-1-00012), Appendix A

[…***…]

Related Agreements Between the Parties:

There is one Confidential Disclosure Agreement, NCI Ref.# 8141, between the Parties that was executed on December 4, 2009 to permit the exchange of information about TRC102.  Upon execution of this CRADA, the CDA as it pertains to the Research Plan and this CRADA is hereby superseded and succeeded by the terms of this CRADA.

There are no Material Transfer Agreements, Clinical Trial Agreements, or other Cooperative Research and Development Agreements or Materials Cooperative Research and Development Agreements between the Parties that are related to this CRADA.

***Confidential Treatment Requested

NCI-Tracon CRADA (CACR- 12-1-00012), Appendix B

APPENDIX B

Financial and Staffing Contributions of the Parties

For NIH:

The NCI will conduct clinical and Non-Clinical Studies of Investigational Agent under its intramural and extramural research program and DCTD Clinical Support Assays as described in Appendix A.  The NCI estimates that one to three person-years per year of effort will be dedicated to its participation in the Non-Clinical Studies, DCTD Clinical Support Assays, clinical studies, Steering Committee meetings, updates to its IND, compiling data, and drug management and monitoring in support of the clinical trials.  PHS shall, in addition to its Principal Investigators provide sufficient staffing to execute and fulfill the obligations of the CRADA.

NCI will provide no funding to Collaborator for collaborative research and development pursuant to this CRADA, inasmuch as financial contributions by the U.S. government to non-Federal parties under a CRADA is prohibited under the Federal Technology Transfer Act of 1986 (15 U.S.C. 3710a(d)(I)).

For Collaborator:

Personnel:

Collaborator intends to commit one to three person-years per year of effort to permit the timely execution of the studies implemented under this CRADA.  More specifically, this staffing shall include Collaborator full-time employees, consultants to the company, external contract agencies and contract research organizations.  If Collaborator elects to perform any portion of the Research Plan through a contractor or consultant, Collaborator agrees to incorporate into such contract all provisions necessary to ensure that the work of such contractors or consultants is governed by the terms of the CRADA, including, but not limited to, the provision for the assignment of inventions of the contractor or consultant to Collaborator.

Clinical Data Collection Support Funding Directly to Contractors:

CTEP/DCTD utilizes the contract services of two companies for assistance in the monitoring of DCTD-sponsored clinical trials.  Collaborator will be responsible for making arrangements directly with the appropriate DCTD contractors to receive reports from DCTD-sponsored trials.  This will include quarterly reports, adverse event reports and summary reports.  The contractor for the phase 2 and 3 studies will provide these reports electronically in a format compatible with Collaborator’s database.  The NCI phase 1 contractor will also provide reports directly to Collaborator.  Contact information for each of the DCTD contractors will be provided as needed.  Any arrangement which involves the collection of more than the summarized data (Summary Data) provided annually to the DCTD will be at the expense of the Collaborator.  Collaborator will make payment arrangements as necessary directly with such contractor(s).

Collaborator may make only reasonable requests for access to CRADA Data and Raw Data or any other information that is in the possession of NCI Extramural Investigators.  The information will be provided according to a mutually agreed upon plan between the NCI, the Collaborator, and the NCI Extramural Investigator(s), and only in accordance with the guidelines and policies of the responsible Data Monitoring Committee.  Collaborator will be responsible for the costs associated with any unusually burdensome requests, such as a request that the data be provided in a format which is different than that normally collected.  Should Collaborator choose to review copies of patient case report forms, such a

NCI-Tracon CRADA (CACR- 12-1-00012), Appendix B

review will be at Collaborator’s expense and occur after notification and agreement of the NCI Extramural Investigators and only after all patient identifiers have been removed.

Funding to NCI:

(1)         CTEP/DCTD utilizes contract services for assistance in carrying out its responsibilities as a sponsor of clinical trials.  Collaborator agrees to provide $20,000.00 per year per phase 1 and $25,000 per year per phase 2 clinical trial, wherein a year is defined as 365 days, submitted to a DCTD IND during the term of the CRADA to supplement the CTEP/DCTD support contract costs and other reasonable and necessary expenses incurred by NCI in carrying out its responsibilities under this CRADA as well as transportation and associated costs to support the participation of DCTD staff at selected scientific or development meetings, where such participation will substantially foster development of Investigational Agent.

•                  The number of active phase 1 and/or 2 clinical trials per year using Investigational Agent will not exceed […***…] and Collaborator’s funding to support the clinical trials will be up to a maximum of $200,000 per year for the term of the CRADA.  Funding for studies in excess of the […***…] clinical trials planned hereunder and that could be active at the same time will be by Amendment to the CRADA.

•                  Collaborator and DCTD must mutually agree to the travel activities that are appropriate under this Agreement.  Travel costs are limited by the Federal Travel Rules and Regulations for all government staff whether paid for by government funds or CRADA funds.  Collaborator may provide direct support, under the 348 travel mechanism, for the travel and lodging costs for attendance of NCI staff at selected scientific or development meetings.  Both Collaborator and NCI must agree that the activities would be appropriate under this Agreement and acceptance of Collaborator’s support of NCI’s participation in the activities will be contingent upon appropriate NCI approval.  Travel costs for such travel are also limited by the Federal Travel Rules and Regulations for all government staff whether paid for by government funds or Collaborators.

(2)         Collaborator may provide up to $[…***…] per year during the term of the CRADA to support Biomarker studies, analytical assays, those focusing on identifying new assays for monitoring the biological activity of Investigational Agent and correlative studies associated with clinical Protocols which are approved by both Parties and made a part of the Research Plan.  Such funds may be used for but are not limited to, costs of tissue biopsies, including sample acquisition, storage and shipping costs.

(3)         Collaborator also agrees to provide a one-time payment of $20,000.00 for the initial IND filing during the term of the CRADA to support regulatory filings by CTEP and provide one-time payments of $10,000.00 per investigational agent provided by Collaborator for additional IND filings to support any additional regulatory filings by CTEP.

(4)         If DCTD supplies Investigational Agent for additional mutually approved clinical trials under this CRADA, which are beyond the studies described in Section 4 of this CRADA Appendix A, Collaborator agrees to reimburse DCTD for the cost associated with DCTD’s manufacturing of the Investigational Agent for the additional studies and the cost associated with the additional trials.  The amount of Collaborator funding and payment schedule for studies in this paragraph will be determined in an amendment to this CRADA.  Collaborator’s payment can be deferred until such time as the Collaborator has:  (i) […***…]; or (ii) […***…]; or (iii) […***…], whichever is the earlier.  At the end of this deferment period, the Parties will mutually agree to a payment schedule.

***Confidential Treatment Requested

NCI-Tracon CRADA (CACR- 12-1-00012), Appendix B

Collaborator’s payment schedule will be as follows:

At the end of each calendar year during the term of this CRADA, Collaborator will receive an invoice from NCI for funding to support activities (1) and (2) above.  Collaborator will make a payment in January of the following year.  The payment will be prorated for all studies activated or completed in the previous calendar year.  The payment to support (3) above will be included in the invoice at the end of the year a DCTD IND is filed.

Any additional funding will not be added to this CRADA without an appropriate written executed Amendment pursuant to Article 13.6.

No funds provided under this CRADA by Collaborator will be used by NCI to pay the salary of full-time tenured federal employees.

Payment Information:

Checks for monies payable directly to the NCI should be made payable to the National Cancer Institute and addressed to the individual identified under IC CRADA Notices on the Contacts Information Page.

All checks should be marked with a clear reference to the NCI CRADA Number and Title:  CRADA #12- 1-00012, “Clinical Development of TRACON Pharmaceuticals, Inc.’s Compound TRC102 (methoxyamine HCl), a Small Molecule Inhibitor of Base Excision Repair, as an Anti-Cancer Agent.”

Should NCI require electronic deposit of any monies payable under this CRADA NCI agrees to provide Collaborator with the appropriate account information.

Materials/Equipment Contributions:

NCI will not provide IC Materials for use under this CRADA and Collaborator will not provide Collaborator Materials for use under this CRADA.  If NCI decides to provide IC Materials for use under this CRADA, or if Collaborator decides to provide Collaborator Materials for use under this CRADA, those materials will be transferred under a cover letter that identifies them and states that they are being provided under the terms of the CRADA.  Collaborator will not provide capital equipment for use under this CRADA.

NCI-Tracon CRADA (CACR- 12-1-00012), Appendix C

MATERIAL TRANSFER AGREEMENT

Provider:                                           Division of Cancer Treatment and Diagnosis, National Cancer Institute

Recipient:                                       University School of Medicine

Recipient’s Investigator:  Dr. John Doe, Ph.D., as an employee of the University School of Medicine

1.       Provider agrees to transfer to Recipient’s Investigator the following Research Material:

1.0 mg of Agent X (NSC 00000), an agent proprietary to Company A, Inc. (Collaborator)

2.       THIS RESEARCH MATERIAL MAY NOT BE USED IN HUMANS.  The Research Material will only be used for research purposes by Recipient’s Investigator in his/her laboratory, for the Research Project described below, under suitable containment conditions.  This Research Material will not be used by for-profit recipients for screening, production or sale, for which a commercialization license may be required.  Recipient agrees to comply with all Federal rules and regulations applicable to the Research Project and the handling of the Research Material.

2(a).                     Is Research Material of human origin?

Yes
No

2(b).                    If yes in 2(a), was Research Material collected according to 45 CFR Part 46, “Protection of Human Subjects”?

Yes (Please provide Assurance Number: )
No
Not Applicable

3.       This Research Material will be used by Recipient’s Investigator solely in connection with the following research project (“Research Project”) described with specificity as follows (use an attachment page if necessary):

This Research Material will be used for preclinical studies investigating the effects of the Research Material in a cancer cell line.

3(a).  Are any materials used in the Research Project of human origin?

Yes
No

3(b).  If yes in 3(a), were human-origin materials collected according to 45 CFR Part 46, “Protection of Human Subjects”?

Yes (Please provide Assurance Number: )
No
Not Applicable

NCI Material Transfer Agreement #	Page 1 of 5

NCI-Tracon CRADA (CACR- 12-1-00012), Appendix C

4. (a).  To the extent permitted by law, Recipient agrees to treat in confidence, for a period of […***…] years from the date of its disclosure, any of Provider’s or Collaborator’s written information about this Research Material that is stamped “CONFIDENTIAL,” except for information that was previously known to Recipient or that is or becomes publicly available or which is disclosed to Recipient without a confidentiality obligation.  Any oral disclosures to Recipient shall be identified as being CONFIDENTIAL by written notice delivered to Recipient within thirty (30) days after the date of the oral disclosure.

4. (b).  Recipient may publish or otherwise publicly disclose the results of the Research Project, however Collaborator will have thirty (30) days to review proposed manuscripts and three (3) days to review proposed abstracts to assure that CONFIDENTIAL Information is protected, except when a shortened time period under court order or the Freedom of Information Act pertains.  Collaborator may request in writing that a proposed publication be delayed for up to thirty (30) additional days as necessary to file a Patent Application.  Manuscripts to be submitted for publication by Recipient’s Investigators will be sent to NCI’s Regulatory Affairs Branch [NCICTEPpubs@mail.nih.gov] for forwarding to Collaborator for review as soon as they are received and in compliance with the timelines outlined above.  Abstracts to be presented by Recipient’s Investigators will be sent to NCI’s Regulatory Affairs Branch [NCICTEPpubs@mail.nih.gov] for forwarding to Collaborator as soon as they are received, preferably no less than three days prior to submission, but prior to presentation or publication, to allow for preservation of U.S. or foreign patent rights.  In all oral presentations or written publications concerning the Research Project, Recipient will acknowledge Provider’s or Collaborator’s contribution of this Research Material unless requested otherwise.

5.  This Research Material is proprietary to Collaborator.  Collaborator has agreed to allow NCI to make their proprietary compound available for this Research Project.  Recipient’s Investigator agrees to retain control over this Research Material and further agrees not to transfer the Research Material to other people not under her or his direct supervision without advance written approval of Provider.  When the Research Project is completed, the Research Material will be disposed of, if directed by Provider.

6.  This Research Material is provided as a service to the research community.  IT IS BEING SUPPLIED TO RECIPIENT WITH NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  Provider makes no representations that the use of the Research Material will not infringe any patent or proprietary rights of third parties.

7.  Recipient shall retain title to any patent or other intellectual property rights in inventions made by its employees in the course of the Research Project.  Recipient agrees not to claim, infer, or imply endorsement by the Government of the United States of America (hereinafter referred to as “Government”) of the Research Project, the institution or personnel conducting the Research Project or any resulting product(s).  Unless prohibited by law from doing so, Recipient agrees to hold the Government harmless and to indemnify the Government for all liabilities, demands, damages, expenses and losses arising out of Recipient’s use for any purpose of the Research Material.

8.  The undersigned Provider and Recipient expressly certify and affirm that the contents of any statements made herein are truthful and accurate.

9.  This MTA shall be construed in accordance with Federal law as applied by the Federal courts in the District of Columbia.

***Confidential Treatment Requested

NCI Material Transfer Agreement #	Page 2 of 5

NCI-Tracon CRADA (CACR- 12-1-00012), Appendix C

10.                              Results of the Research Project shall be provided to the Provider.  Publications shall be provided to Provider and Collaborator as described in Article 4.

11.                              Recipient (“Institution”) agrees to notify Provider and Collaborator upon the filing of any patent applications related to research with this Research Material under this Agreement and abide by the following terms of the Intellectual Property Option to Collaborator:

Institution agrees to promptly notify the Provider (NCI) and Collaborator in writing of any inventions, discoveries or innovations made by the Recipient’s Investigator or any other employees or agents of Institution, whether patentable or not, which are conceived or first actually reduced to practice pursuant to the Research Project.

For inventions described in patent disclosures that claim the use and/or the composition of the Research Material(s) pursuant to the Research Project (Section A Inventions), Institution agrees to grant to Collaborator(s):  (i) a royalty-free, worldwide, non-exclusive license for commercial purposes with the right to sub license to affiliates or collaborators working on behalf of Collaborator for Collaborator’s development purposes; and (ii) a time limited first option to negotiate an exclusive, or co-exclusive, if applicable, world-wide, royalty bearing license for commercial purposes, including the right to grant sub licenses, subject to any rights of the Government of the United States of America, on terms to be negotiated in good faith by the Collaborator(s) and Institution.  If Collaborator accepts the non-exclusive commercial license, the Collaborator agrees to pay all out of pocket patent prosecution and maintenance costs which will be pro-rated and divided equally among all licensees.  If Collaborator obtains an exclusive commercial license, in addition to any other agreed upon licensing arrangements such as royalties and due diligence requirements, the Collaborator agrees to pay all out of pocket patent prosecution and maintenance costs.  Collaborator(s) will notify Institution, in writing, if it is interested in obtaining a commercial license to any Section A Invention within […***…] months of Collaborator’s receipt of a patent application or […***…] months of receipt of an invention report notification of such a Section A Invention.  In the event that Collaborator fails to so notify Institution, or elects not to obtain an exclusive license, then Collaborator’s option expires with respect to that Section A Invention, and Institution will be free to dispose of its interests in accordance with its policies.  If Institution and Collaborator fail to reach agreement within […***…] days, (or such additional period as Collaborator and Institution may agree) on the terms for an exclusive license for a particular Section A Invention, then for a period of […***…] months thereafter Institution agrees not to offer to license the Section A Invention to any third party on materially better terms than those last offered to Collaborator without first offering such terms to Collaborator, in which case Collaborator will have a period of […***…] days in which to accept or reject the offer.  If Collaborator elects to negotiate an exclusive commercial license to a Section A Invention, then Institution agrees to file and prosecute patent application(s) diligently and in a timely manner and to give Collaborator an opportunity to comment on the preparation and filing of any such patent application(s).  Notwithstanding the above, Institution is under no obligation to file or maintain patent prosecution for any Section A Invention.

For those inventions not covered by Section A, but are nevertheless conceived or first actually reduced to practice pursuant to the Research Project and to those inventions that are conceived or first actually reduced to practice pursuant to the Research Project that use non- publicly available clinical data or specimens from patients treated with the NCI-provided Research Material (including specimens obtained from NCI DCTD-funded tissue banks) (Section B Inventions), Institution agrees to grant the following to the collaborator:  (i) a paid-up nonexclusive nontransferable, royalty-free, world-wide license to all Section B Inventions for

***Confidential Treatment Requested

NCI Material Transfer Agreement #	Page 3 of 5

NCI-Tracon CRADA (CACR- 12-1-00012), Appendix C

research purposes only; and (ii) a nonexclusive, royalty-free, world-wide license to (a) disclose Section B Inventions to a regulatory authority when seeking marketing authorization of the Research Material and (b) disclose Section B Inventions on a product insert or other promotional material regarding the Research Material after having obtained marketing authorization from a regulatory authority.  Notwithstanding the above, Institution is under no obligation to file or maintain patent prosecution for any Section B Invention.

For all Section A and Section B Inventions, regardless of Collaborator’s decision to seek a commercial license, Institution agrees to grant Collaborator a paid-up, nonexclusive, royalty- free, world-wide license for research purposes only.  Institution retains the right to make and use any Section A Invention for all non-profit research, including for educational purposes and to permit other educational and non-profit institutions to do so.

Institution agrees, at Collaborator’s request and expense, to grant to Collaborator a royalty-free exclusive or co-exclusive license to inventions made by Institution’s Investigator(s) or any other employees or agents of Institution, which are or may be patentable or otherwise protectable, as a result of research utilizing the Research Material(s) outside the scope of the NCI DCTD Research Project (Unauthorized Inventions).  Institution will retain a non-exclusive, non- sub-licensable royalty free license to practice the invention for research use purposes.

Institution agrees to promptly notify NCI DCTD (NCICTEPpubs@mail.nih.gov) and Collaborator(s) in writing of any Section A Inventions, Section B Inventions, and Unauthorized Inventions upon the earlier of: (i) any submission of any invention disclosure to Institution of a Section A, Section B, or Unauthorized Invention, or (ii) the filing of any patent applications of a Section A, Section B, or Unauthorized Invention.  Institution agrees to provide a copy of either the invention disclosure or the patent application to the Collaborator and to NCI DCTD which will treat it in accordance with 37 CFR Part 401.  These requirements do not replace any applicable reporting requirements under the Bayh-Dole Act, 35 USC 200-212, and implementing regulations at 37 CFR Part 401.

12.                              This Agreement shall terminate two (2) years from the date of the last signature below.

Signatures Begin on Next Page

NCI Material Transfer Agreement #	Page 4 of 5

NCI-Tracon CRADA (CACR- 12-1-00012), Appendix C

SIGNATURES

RECIPIENT

Date	John Doe, Ph.D.

Date	Authorized Signature for Recipient and Title

Recipient’s Official and Mailing Address:

John Doe, Ph.D. Associate Professor Department of Biochemistry University School of Medicine City, State, Zip Phone:

NATIONAL CANCER INSTITUTE

Date	Sherry Ansher, Ph.D. Associate Chief, Agreement Coordination Group

Date	Jason Cristofaro, J.D., Ph.D CTEP Alternate Technology Development Coordinator

Please address all correspondence related to this agreement to Sally Hausman at the following address by express mail:

Sally Hausman
Senior Specialist, Research and Development Agreements
Regulatory Affairs Branch
Cancer Therapy Evaluation Program
Executive Plaza North, Suite 7111
6130 Executive Blvd.
Rockville, MD 20852-7181

Any false or misleading statements made, presented, or submitted to the Government, including any relevant omissions, under this Agreement and during the course of negotiation of this Agreement are subject to all applicable civil and criminal statutes including Federal statutes 31 U.S.C. §§ 3801-3812 (civil liability) and 18 U.S.C. § 1001 (criminal liability including fine(s) and/or imprisonment).

NCI Material Transfer Agreement #	Page 5 of 5